Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q2 FY17 Results with 4% Comp Sales Growth and 5% Increase in Earnings Per Share; Raises Full Year Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 16, 2016--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended July 30, 2016. Net sales for the second quarter of Fiscal 2017 increased 7% to $7.9 billion and consolidated comparable store sales increased 4% over last year’s 6% increase. Net income for the second quarter was $562 million and diluted earnings per share were $.84, a 5% increase over the prior year’s $.80.

For the first half of Fiscal 2017, net sales were $15.4 billion, an 8% increase over last year. Consolidated comparable store sales for the first half of Fiscal 2017 increased 6%. Net income for the first half of Fiscal 2017 was $1.1 billion. Diluted earnings per share were $1.60, a 7% increase over the prior year’s $1.49.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “It was terrific to see our strong customer traffic and comps continue in the second quarter. Our consolidated comparable store sales increase of 4%, over 6% growth last year, and our earnings per share increase of 5% both exceeded our expectations. Further, we are extremely pleased that our comp store sales growth was almost entirely driven by customer traffic. We are convinced that we are gaining consumer market share as our excellent values on a compelling selection of brands and fashions are drawing customers to our retail brands around the world. We also are very pleased that our apparel, including accessories, and home businesses both performed well. Further, we saw a strong merchandise margin increase. We believe our robust sales, customer traffic and merchandise margins all speak to the strength of our off-price retail model. With our above-plan second quarter results, we are raising our guidance for full year comp sales to increase 3% to 4% and earnings per share to be in the range of $3.39 to $3.43. The third quarter is off to a solid start, and we see plentiful opportunities for our business in the second half of the year and beyond. We remain laser focused on achieving our goals for 2016 and are passionate about surpassing them. We continue on the road to becoming a $40 billion-plus company!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2017	FY2016	FY2017	FY2016

Marmaxx (U.S.)[5,6]	+4%	+4%	$5,099	$4,806
HomeGoods (U.S.)	+5%	+9%	$987	$895
TJX Canada	+9%	+12%	$757	$699
TJX International (Europe & Australia)[7]	+2%	+5%	$1,040	$963

TJX	+4%	+6%	$7,882	$7,364

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com, tkmaxx.com and Trade Secret sales. 3Net sales in Canada, Europe and Australia include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post. 7FY2017 net sales include Trade Secret.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a two percentage point negative impact on consolidated net sales growth in the second quarter of Fiscal 2017. The overall net impact of foreign currency exchange rates had a $.03 positive impact on second quarter Fiscal 2017 earnings per share, compared with a $.02 positive impact last year.

For the first six months of Fiscal 2017, the movement in foreign currency exchange rates had a two percentage point negative impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had a $.02 negative impact on earnings per share in the first six months of Fiscal 2017, compared with a $.01 negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

Margins

For the second quarter of Fiscal 2017, the Company’s consolidated pretax profit margin was 11.6%, a 0.4 percentage point decrease compared with the prior year.

Gross profit margin for the second quarter of Fiscal 2017 was 29.4%, up 0.3 percentage points versus the prior year, primarily due to a strong increase in merchandise margins and gains related to the Company’s inventory hedges.

Selling, general and administrative costs as a percent of sales were 17.7%, up 0.8 percentage points versus the prior year’s ratio, primarily due to wage increases and investments to support growth, as the Company had anticipated.

Inventory

Total inventories as of July 30, 2016, were $3.9 billion, compared with $3.7 billion at the end of the second quarter last year. Consolidated inventories on a per-store basis as of July 30, 2016, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were down 2% on a reported basis (flat on a constant currency basis). The Company enters the third quarter in an excellent inventory position to take advantage of the plentiful buying opportunities it sees in the marketplace and ship fresh, branded assortments throughout the fall and holiday seasons.

Shareholder Distributions

During the second quarter, the Company repurchased a total of $400 million of TJX stock, retiring 5.2 million shares. For the first half of Fiscal 2017, the Company spent a total of $775 million in repurchases of TJX stock, retiring 10.2 million shares. The Company continues to expect to repurchase approximately $1.5 to $2.0 billion of TJX stock in Fiscal 2017. The Company may adjust this amount up or down depending on various factors.

Pension Payout Offer

The Company recently offered eligible, former TJX Associates who have not yet commenced their pension benefit an opportunity to receive a voluntary lump sum payout of their vested pension benefit. The Company anticipates that the potential impact of this pension payout offer, primarily a non-cash settlement charge, could negatively impact Fiscal 2017 earnings per share by approximately $.03 to $.05, but may be higher or lower depending on participation rates and other factors. The potential impact of this pension payout offer is not included in the Company’s third quarter or Fiscal 2017 outlook below.

Third Quarter and Full Year Fiscal 2017 Outlook

For the third quarter of Fiscal 2017, the Company expects diluted earnings per share to be in the range of $.83 to $.85 compared to $.86 last year. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 3%. The Company also expects the combination of foreign currency and transactional foreign exchange will have an additional 3% negative impact on EPS growth. This EPS outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

The Company is raising its full year guidance to reflect its strong second quarter results. For the fiscal year ending January 28, 2017, the Company now expects diluted earnings per share to be in the range of $3.39 to $3.43, which would represent a 2% to 3% increase over $3.33 in Fiscal 2016. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 3%. The Company also expects the combination of foreign currency and transactional foreign exchange will have an additional 3% negative impact on EPS growth. This EPS outlook is now based upon a raised estimate of consolidated comparable store sales growth of 3% to 4%.

The Company’s earnings guidance for the third quarter and full year Fiscal 2017 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the third quarter.

Stores by Concept

During the second quarter ended July 30, 2016, the Company increased its store count by 14 stores to a total of 3,675 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations		Gross Square Feet*
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,163	1,165	33.1	33.1
Marshalls	1,010	1,013	30.5	30.5
HomeGoods	534	538	13.2	13.3
Sierra Trading Post	8	9	0.2	0.2
In Canada:
Winners	250	250	7.0	7.0
HomeSense	104	104	2.4	2.4
Marshalls	45	45	1.3	1.3
In Europe:
T.K. Maxx	471	473	14.2	14.3
HomeSense	41	43	0.8	0.9
In Australia:
Trade Secret	35	35	0.8	0.8

TJX	3,661	3,675	103.6	103.9

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of July 30, 2016, the end of the Company’s second quarter, the Company operated a total of 3,675 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,165 T.J. Maxx, 1,013 Marshalls, 538 HomeGoods and 9 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 250 Winners, 104 HomeSense, and 45 Marshalls stores in Canada; 473 T.K. Maxx and 43 HomeSense stores, as well as tkmaxx.com, in Europe; and 35 Trade Secret stores in Australia. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2017 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call with stock analysts to discuss the Company’s second quarter Fiscal 2017 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 23, 2016, or at tjx.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and new technology; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; disruptions in the second half of the fiscal year; corporate and retail banner reputation; quality, safety and other issues with merchandise; expanding international operations; merchandise importing; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Net sales	$7,882,053	$7,363,731	$15,424,409	$14,229,368

Cost of sales, including buying and occupancy costs	5,562,961	5,219,191	10,935,104	10,139,432
Selling, general and administrative expenses	1,393,248	1,247,538	2,728,298	2,416,195

Interest expense, net	11,262	10,808	21,456	22,432

Income before provision for income taxes	914,582	886,194	1,739,551	1,651,309
Provision for income taxes	352,408	336,859	669,031	627,373

Net income	$562,174	$549,335	$1,070,520	$1,023,936

Diluted earnings per share	$0.84	$0.80	$1.60	$1.49

Cash dividends declared per share	$0.26	$0.21	$0.52	$0.42

Weighted average common shares – diluted	666,606	685,322	668,754	688,579

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	July 30, 2016	August 1, 2015

ASSETS
Current assets:
Cash and cash equivalents	$1,803.6	$1,910.8
Short-term investments	421.2	327.5
Accounts receivable and other current assets	715.3	680.7
Merchandise inventories	3,870.6	3,749.6

Total current assets	6,810.7	6,668.6

Property, net of depreciation	4,263.4	3,996.0
Non-current deferred income taxes, net	6.9	19.1
Other assets	244.9	208.3
Goodwill and tradename, net of amortization	344.8	308.5

TOTAL ASSETS	$11,670.7	$11,200.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,258.3	$2,259.0
Accrued expenses and other current liabilities	2,055.9	1,901.9

Total current liabilities	4,314.2	4,160.9

Other long-term liabilities	929.0	888.2
Non-current deferred income taxes, net	360.2	261.3
Long-term debt	1,615.9	1,614.1

Shareholders’ equity	4,451.4	4,276.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,670.7	$11,200.5

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	26 Weeks Ended
	July 30, 2016	August 1, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,070.5	$1,023.9
Depreciation and amortization	324.8	298.5
Deferred income tax provision	47.1	(14.9)
Share-based compensation	50.0	43.8
(Increase) in accounts receivable and other assets	(92.5)	(109.1)
(Increase) in merchandise inventories	(190.9)	(525.3)
Increase in accounts payable	62.2	249.6
(Decrease) in accrued expenses and other liabilities	(37.6)	(15.5)
Other	(75.0)	(22.4)

Net cash provided by operating activities	1,158.6	928.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(508.4)	(404.9)
Purchases of investments	(380.3)	(225.6)
Sales and maturities of investments	323.5	159.7
Other	(2.3)	-
Net cash (used in) investing activities	(567.5)	(470.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(756.2)	(851.1)
Proceeds from issuance of common stock	90.0	48.0
Cash dividends paid	(311.5)	(262.9)
Other	49.8	34.0
Net cash (used in) financing activities	(927.9)	(1,032.0)

Effect of exchange rate changes on cash	45.0	(8.8)

Net (decrease) in cash and cash equivalents	(291.8)	(583.0)
Cash and cash equivalents at beginning of year	2,095.4	2,493.8

Cash and cash equivalents at end of period	$1,803.6	$1,910.8

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended		26 Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales:
In the United States:
Marmaxx	$5,098,998	$4,805,883	$9,964,373	$9,301,293
HomeGoods	986,663	895,378	1,997,099	1,775,571
TJX Canada	756,781	699,347	1,442,358	1,319,559
TJX International	1,039,611	963,123	2,020,579	1,832,945
Total net sales	$7,882,053	$7,363,731	$15,424,409	$14,229,368

Segment profit:
In the United States:
Marmaxx	$742,289	$715,546	$1,451,146	$1,367,849
HomeGoods	128,047	112,135	266,257	233,434
TJX Canada	121,979	119,681	179,451	164,853
TJX International	42,879	50,874	57,226	77,229
Total segment profit	1,035,194	998,236	1,954,080	1,843,365

General corporate expense	109,350	101,234	193,073	169,624

Interest expense, net	11,262	10,808	21,456	22,432
Income before provision for income taxes	$914,582	$886,194	$1,739,551	$1,651,309

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the second quarter ended July 30, 2016, TJX repurchased 5.2 million shares of its common stock at a cost of $400.0 million. For the six months ended July 30, 2016, TJX repurchased 10.2 million shares of its common stock at a cost of $775.0 million. On January 29, 2016, the Company’s Board of Directors approved an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. On October 24, 2015, TJX purchased Trade Secret, an off-price retailer in Australia. The final purchase price was AUD$83 million (U.S. $59 million) which was allocated to the fair value of the assets acquired resulting in goodwill of $25.0 million. The operating results since the date of acquisition are reported with our operations in Europe and we have therefore changed the name of the TJX Europe segment to TJX International. The TJX International segment includes the Company’s international retail operations outside of North America.

3. On August 8, 2016 TJX amended its qualified pension plan and began notifying eligible terminated vested participants of an opportunity to receive a lump sum payout of their vested pension benefit. TJX is offering the voluntary lump sum payout option in an effort to reduce its future pension obligations and associated administrative costs. The payment will be made from pension plan assets but TJX may incur a non-cash settlement charge. TJX estimates the impact of the pension payout offer could negatively impact fiscal 2017 earnings per share by approximately $.03 to $.05 per share but may be higher or lower depending on participation rates and other factors.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323